EXHIBIT 4.03

DESCRIPTION OF SANDSTON CORPORATION SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Sandston Corporation (“Sandston”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) Common stock, no par value (the “common stock”).

DESCRIPTION OF COMMON STOCK

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our amended and restated articles of incorporation, as amended and our amended and restated bylaws, each of which are filed as exhibits to our Annual Report on Form 10-K (“Annual Report”) and are incorporated by reference herein.

Sandston’s authorized capital stock includes 30,000,000 shares of common stock, no par value.

Voting Rights

Holder of Sandston’s common stock are entitled to one vote for each share held on all matters to be voted upon by its stockholders, including the election of directors, and do not have cumulative voting rights..

Dividends

Holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds.

Liquidation

Upon any liquidation, dissolution or winding up of Sandston’s business, common stock holders are entitled to share equally in all assets available for distribution after payment of all liabilities.

Rights and Preferences

Common stock holders have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock.

Fully Paid and Nonassessable

All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.